UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2011 (September 14, 2011)
PMFG, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34156	51-0661574

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 357-6181
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 2.01 Completion of Acquisition or Disposition of Assets.
On September 14, 2011, PMFG, Inc., through its operating entity, Peerless Mfg. Co. (collectively, the “Company”) entered into a contract of sale agreement with SSAE Development, LLC (the “Seller”) to purchase approximately 32.929 acres, situated in the City of Denton, Denton County, Texas for a purchase price of $1,813,596 (the “Agreement”). The Company has paid approximately $100,000 of earnest money to the title company, which will be credited to the purchase price at the closing upon the completion of the closing obligations of the Seller pursuant to the Agreement. Following the closing, the Company will also withhold an additional $867,082 of the purchase price in an escrow account pursuant to an escrow agreement with the Seller, which will be paid to the Seller in installments upon the completion of certain Seller obligations related to the initial development of the property. The Company intends to begin building a new manufacturing facility and administration offices on the property during calendar year 2012.
The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Contract of Sale, dated September 14, 2011, between Peerless Mfg. Co. and SSAE Development, LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.
By:	/s/ Melissa G. Beare
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary

Date: September 15, 2011

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